Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-77526 and Registration Statement Nos. 33 -65980, 333-70477, 333-151645, and 333- 212293 on Form S-8, and Registration Statement No. 333-202599 on Form S-3 of our reports dated March 1, 2017, relating to the consolidated financial statements and consolidated financial statement schedule of Fossil Group, Inc. and subsidiaries, and the effectiveness of Fossil Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fossil Group, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 1, 2017